Exhibit 10.12

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into effective April 9, 2002, by and between Nettaxi.com, a Nevada corporation, and Nettaxi Online Communities, Inc., a Delaware corporation, (collectively, the “Company”) and Mr. Robert A. Rositano, Jr., an individual residing at 12316 Kosich Place Saratoga, California 95070 (“Executive”). The Parties to this Agreement are sometimes collectively referred to herein as the “Parties”.

RECITALS

A.    Executive is currently employed by the Company pursuant to that certain employment agreement dated August 1, 1998 as the President of the Company (“Employment Agreement”).

B.    Under the terms of the Employment Agreement, Executive is entitled to receive payment of certain funds in the event that the terms of Executive’s employment are changed after the Company enters into an agreement with another entity, the effect of which is to change the control of the Company, as further described in the Employment Agreement.

C.    The Company has entered into a Merger Agreement and Plan of Reorganization on January 9, 2002 that contemplates a change in control of the Company followed by the termination of Executive’s employment (the “Merger Agreement”).

D.    Executive agrees hereby to (1) waive his right to receive payments pursuant to the Employment Agreement, including but not limited to any severance payments, (2) resign from his position as an officer of the Company, and (3) release the Company from any and all claims related to his employment as more fully set forth below.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.    Resignation as Executive; Continuation of Services.    Upon the Effective Time of the Merger, as defined in the Merger Agreement (the “Effective Time”), Executive shall resign from his current position as an officer with the Company. The Employment Agreement is hereby terminated as of the Effective Time, and Executive thereby waives his right to receive payments pursuant thereto, including any severance payments. Executive shall cease to be employed by the Company, and shall have no further rights to receive compensation from the Company except for (a) any monies which the Company agrees to pay Executive as provided for herein, and (b) any compensation Executive shall in the future become entitled to receive as an employee of the Company until the Effective Time.

2.    Severance.    The Company shall pay to Executive the severance payments set forth on Exhibit A, attached hereto and incorporated herein by reference, and shall make all appropriate tax withholdings with respect thereto.

3.    Releases.

(a)    Executive, for himself, his successors, assigns and agents, hereby acquits and forever releases, waives and discharges any and all claims, causes of action, defenses or other rights of any kind, whether equitable or legal, known or unknown, which he may have had, have now, or have in the future against the Company, its agents, servants, representatives, directors, employees, officers, shareholders, successors and assigns, arising out of or in connection with the Released Matters or otherwise.

(b)    Released Matters.    The releases contained herein are intended to be full and complete releases of the Parties from all liability relating to the relationship of Executive with the Company as an employee, officer or director (referred to herein as the “Released Matters”). This release does not extend to any obligations incurred under this Agreement or under Section 12.1 of the Merger Agreement or that certain Indemnity Agreement between the Company and Executive.

(c)    Acknowledgement.    Executive hereby acknowledges that he has read and understands the release contained herein and that he signs it voluntarily without coercion. He further acknowledges that he was given an opportunity to consider and review the release and to consult with an attorney of his own choosing the waivers contained in the release, and that the waivers are knowing, conscious and with the full appreciation that he is forever foreclosed from pursuing any of the rights that he has waived. Executive understands that he has 21 days from delivery of this Agreement to review and consider the release contained herein, discuss it with an attorney of his own choosing, and decide to sign or not to sign it. He also understands that he may revoke this release and terminate the Agreement during a period of seven days after its execution. In order to revoke the release, Executive must deliver to the Company a letter in writing, within seven days after executing this Agerement, a letter stating the revocation of the release and the termination of this Agreement.

4.    Waiver.    Each party represents to the other that it understands the meaning and effect of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY EFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties hereto assume the risk of any and all unknown, unanticipated or misunderstood claims, causes of action or other rights released by this Agreement, and they hereby expressly

WAIVE and release all rights and benefits which they might otherwise have had under the above-quoted provision of the California Civil Code or any other relevant statutory or common law provision.

5.    Representations and Warranties of Executive.    Executive has full power and authority to enter into this Agreement and the releases set forth herein. This Agreement constitutes the valid and binding obligation of Executive, enforceable in accordance with the terms hereof.

6.    Representations and Warranties of the Company.    The Company has full power and authority to enter into this Agreement and the releases set forth herein. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with the terms hereof.

7.    Non-Disparagement.    The Company and all persons acting by, through, or under it shall not disparage Executive in any manner. Executive, including his family, agents, representatives, predecessors, successors, and assigns, and all persons acting by, through, or under him shall not disparage the Company or any of its Executives, officers, directors or products in any manner.

8.    Acknowledgement of Waiver of Claims under ADEA.    Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.

9.    Miscellaneous.

(a)    Warranty of Non-Assignment.    Each party hereto represents and warrants that he, she or it has not sold, transferred, conveyed, assigned or hypothecated any of the rights, claims or causes of action released herein.

(b)    Warranty of Authorized Signatories.    Each signatory hereto warrants and represents that he, she or it is competent and authorized to enter into this Agreement on behalf of the party for whom he, she or it purports to sign, and that the Agreement is executed on behalf of a valid legal entity which has the full right and authority to undertake or forbear any action contemplated by this Agreement. Each signatory hereto agrees to indemnify and hold harmless each other party hereto against any claim, suit or demand, including necessary expenses of investigation and reasonable attorneys’ fees, in which it may be asserted that he, she or it was not competent and/or so authorized to execute this Agreement and receive the consideration therefore.

(c)    Compromise.    The Agreement is the result of a compromise of disputed claims between the Parties and shall never at any time for any purpose be considered an admission of liability or responsibility on the part of the Parties herein released, nor shall the payment of any sum of money or other form of consideration for the execution of this Agreement constitute or be construed as an admission of any liability whatsoever by any of the Parties herein released who continue to deny such liability and to disclaim such responsibility.

(d)    Attorneys’ Fees.    The Parties hereto acknowledge and agree that each of them is to bear his, her or its own costs, expenses and attorneys’ fees arising out of or connected with the negotiation, drafting and execution of this Agreement, and all other matters arising out of or connected therewith, except in the event any action is brought by any party hereto to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

(e)    Benefit of Counsel.    The advice of legal counsel has been obtained by each party hereto prior to entering into this Agreement. Each party hereto acknowledges and warrants that it executes this Agreement with full knowledge of its significance and with the express intention of effecting its legal consequences.

(f)    Construction of Agreement.    This Agreement is the product of negotiation and preparation by and among each party and his or her respective attorneys. Therefore, the Parties expressly waive the provisions of Civil Code section 1654 and acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one party or another, and should be construed accordingly.

(g)    Governing Law.    This Agreement shall be interpreted in accordance with and governed in all respects by California law.

(h)    Severability.    If any provision, or any part of any provision of this Agreement shall for any reason be held to be invalid, unenforceable or contrary to public policy or any law, then the remainder of this Agreement shall not be affected thereby.

(i)    Counterparts.    This Agreement may be executed in any number of counterparts and signature pages and by different Parties on separate counterparts or signature pages each of which, when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument. It is the intention of the Parties hereto that this Agreement shall have absolutely no force or effect until all counterparts are duly executed and the effective date of this Agreement shall be the date upon which the last counterpart is executed.

(j)    Entire Agreement.    This Agreement contains the entire understanding between and among the Parties with regard to the matters herein set forth, and its terms are contractual and not merely recital. There are no representations, warranties, agreements, arrangements, undertakings, oral or written, between or among the Parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

(k)    Modification.    This Agreement may not be altered, amended, modified, extended or otherwise changed in any respect or particular, except by a writing executed by all of the Parties affected. Any such modification of any one provision shall not constitute a modification of any other provision not expressly modified.

IN WITNESS WHEREOF, the undersigned have executed this release agreement as of the date set forth above.

THE COMPANY:		NETTAXI.COM NETTAXI ONLINE COMMUNITIES, INC.

	By:	/s/ Dean Rositano
	Title:	President

EXECUTIVE:		/s/ Robert Rositano, Jr. Robert A. Rositano, Jr.

EXHIBIT A

Contemporaneous with the closing the Merger, Executive shall be entitled to receive the following compensation (number of shares and exercise prices to be adjusted pursuant to the reverse stock split described in the Merger Agreement):

A.    a cash payment of $150,000;

B.    accelerated vesting on outstanding options to purchase 380,000 shares of common stock of Nettaxi, having an exercise price of $0.13 per share, and with their exercise, a cash bonus of an amount necessary to exercise the options; [when deemed exercised?]

C.    warrants to purchase up to 1,000,000 shares of common stock of Nettaxi, having an exercise price per share of $0.20, issued under the form of Warrant Agreement attached hereto as Exhibit B;

D.    The Company shall assign its interest in the lease for its current facilities, consisting of 1,700 square feet to an entity to be formed by the Executive, and such entity shall assume all liabilities and obligations thereunder;

E.    The Company Nettaxi will also transfer to the executives title to the furniture, fixtures and equipment located on the Company’s premises and the servers located at Alchemy Communications;

F.    Nettaxi will assign the domain name “nettaxi.com” to an entity to be formed by the Executive;

Prior to the Effective Time of the Merger, the shares underlying the warrants issued in connection with the above arrangement will be registered with the Securities and Exchange Commission the Company on a registration statement on Form S-8. The warrants will not be exercisable prior to the Effective Time of the Merger.

The values of the items set forth in A-F above are set forth below, and the Company will make all appropriate tax withholdings with respect thereto (tax withholdings with respect to non-cash severance items shall be withheld from the cash payment set forth in item A):

A:	$150,000	D:
B:	$ 49,400	E:
C:		F:

Prior to the Effective Time of the Merger, the Company will deposit the cash payments to be received by the Executive with an escrow holder who will be authorized to release the monies at the Effective Time of the Merger.

EXHIBIT B

WARRANT AGREEMENT

TO PURCHASE COMMON STOCK OF

NETTAXI.COM

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY INVESTOR FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

This Warrant Agreement (the “Agreement”) is entered into this 9th day of January, 2002 (the “Effective Date”), by and between Nettaxi.com (the “Company”) and Mr. Robert A. Rositano (“Holder”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Issuance of Warrants.    The Company subject to the terms and conditions hereinafter set forth, hereby issues warrants (the “Warrants”) to purchase One Million (1,000,000) shares of the Company’s Common Stock (the “Warrant Shares”). The exercise price (the “Exercise Price”) of the Warrant Shares shall be twenty cents ($0.20) per share, which is equal to the fair market value of the common stock on the date hereof, subject to adjustment in accordance with Paragraph 5 of this Agreement.

2.    Term.    The Warrants may be exercised at any time after the Effective Date of the Merger, as defined in the Merger Agreement between the Company, RAE Systems Inc. and RAES Acquisition Corporation (the “Merger Agreement”) and before the expiration of ten (10) years (the “Expiration Date”). If the Merger does not close, this Warrant shall be null and void.

3.    Exercise.

(a)    Holder shall exercise the Warrants granted hereunder, in whole or in part, by delivering to the Company at the office of the Company or at such other address as the Company may designate by notice in writing to the Holder, the notice of Exercise attached hereto as Exhibit A and incorporated herein by reference and a check or wire transfer in lawful money of the United States for the Exercise Price.

(b)    Upon delivery of the items set forth in (a) above, Holder shall be entitled to receive a certificate or certificates representing the Warrant Shares. Such Warrant Shares shall be validly issued, fully paid and non-assessable.

(c)    Warrants shall be deemed to have been exercised immediately prior to the close of business on the day of such delivery, and Holder shall be deemed the holder of record of the Warrant Shares issuable upon such exercise at such time. The Warrants may be exercised in whole or in part and from time to time as the holder may determine.

(d)    Upon any partial exercise, at the request of the Company, this Agreement shall be surrendered and a new Warrant Agreement evidencing the right to purchase the number of Warrant Shares not purchased upon such exercise shall be issued to Holder.

(e)    Net Issue Exercise.

(i)    In lieu of exercising this Warrant in the manner provided above in Section 3(a), Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to Holder a number of shares of Warrant Shares computed using the following formula:

X = Y (A – B)
            A

Where X is the number of Warrant Shares to be issued to Holder. Y is The number of Warrant Shares purchasable under this Warrant (at the date of such calculation). A is the fair market value of one Share (at the date of such calculation). B is the Exercise Price (as adjusted to the date of such calculation).

(ii)    For purposes of this Section 3(e), the fair market value of Warrant Shares on the date of calculation shall mean with respect to each share of the Warrant Shares:

(A)    if shares of Common Stock are traded on a national securities exchange (an “Exchange”), the closing price of a share of the Common Stock of the Company as reported in The Wall Street Journal, or

(B)    if shares of Common Stock are not traded on an Exchange but trade in the Over-the-Counter Bulletin Board, the closing price of a share of the Common Stock of the Company as reported by Bloomberg Financial markets or an equivalent reliable reporting service, or

(C)    if (A) and (B) are not applicable, the fair market value of a Share shall be at the highest price per share which the Company could obtain on the date of calculation from a willing buyer for Warrant Shares sold by the Company, fom authorized but unissued Warrant Shares, as determined in good faith by the Board of Directors, unless the Company is at such time involved in any consolidation or merger of the Company with or into another entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, in which case the fair market value of Warrant Shares shall be deemed to be the value received by the holders of such stock pursuant to such acquisition.

(D)    Notwithstanding anything to the contrary contained herein, fifty percent (50%) of any and all exercises of the Warrants shall be paid in cash in accordance with Section 3(a) and not net exercised under this Section 3(e).

4.    Registration Rights.    The shares underlying the Warrants shall be registered by the Company on Form S-8 or, if Form S-8 is not applicable, on such other Form as shall be appropriate. The Company shall use its commercially reasonable efforts to cause the registration statement to remain effective until the earlier of: (i) shares underlying the Warrants have been sold; or (ii) the date on which the shares underlying the Warrants may be sold to the public without registration or restriction (including, without limitation, restrictions as to volume).

5.    Representations and Warranties of Holder.    The Holder hereby represents and warrants to the Company as follows:

(a)    Investment Intent.    Holder is purchasing the Warrant Shares solely for its own account for investment. Holder has no present intention to resell or distribute the Warrants or the Warrant Shares or any portion thereof, except in connection with a distribution to its partners.

(b)    Economic Risk.    Holder realizes that the purchase of the Warrants and the Warrant Shares will be a highly speculative investment and involves a high degree of risk.

6.    Adjustments.    The Warrants granted hereunder and the Exercise Price thereof shall be subject to adjustment from time to time upon the happening of certain events as set forth below.

(a)    Stock Splits and Dividends.    If outstanding shares of Nettaxi Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Shares purchasable upon the exercise of the Warrants shall be changed to the number determined by dividing (i) an amount equal to the number of Shares issuable upon the exercise of the Warrants immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment. The number of Shares purchasable upon the exercise of the Warrants and the Exercise Price of the Warrants shall be appropriately adjusted for the reverse stock split as contemplated by the Merger Agreement.

(b)    Reclassification or Merger.    In case of any reclassification, change or conversion of securities in the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, unless this Warrant shall have been exercised or terminated in accordance with its terms, the Holder of this Warrant shall have the right to exercise this Warrant and upon such exercise to receive, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or merger by a holder of one share of Common Stock. The provisions of this subparagraph shall similarly apply to successive reclassifications, changes, mergers and transfers.

(c)    Adjustment Certificate.    When any adjustment is required to be made in the Shares or the Exercise Price pursuant to this Section, Nettaxi shall promptly mail to Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which the Warrants shall be exercisable after such adjustment.

7.    Reservation of Shares.    The Company shall at all times keep reserved a sufficient number of authorized shares of Common Stock, and shall make appropriate provision of their issuance, to provide for the exercise of the Warrants in full.

8.    Transferability.    The Warrants issued hereunder and any and all Shares issued upon exercise of the Warrants shall be transferable on the books of the Company by the holder hereof in person or by duly authorized attorney subject to any restrictions imposed by applicable federal or state securities laws. It shall be a further condition to any transfer of the Warrants that the transferor (if any portion of the Warrants are retained) and the transferee shall receive and accept new Warrants, of like tenor and date, executed by the Company for the portion so transferred and for any portion retained, and shall surrender this Agreement executed.

9.    Voting.    Nothing contained in this Agreement shall be construed as conferring upon Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect to any meeting of shareholders for the election of directors of or for any other purpose not specified herein.

10.    Miscellaneous.

(a)    Amendment.    This Agreement may be amended by written agreement between the Company and Holder.

(b)    Notice.    Any notice, demand or request required or permitted to be given under this Agreement will be in writing and will be deemed sufficient when delivered personally or sent by telegram or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, or with a commercial courier service, with postage prepaid, and addressed, if to the Company, at its principal place of business, attention the President, and if to Holder, at Holder’s address as shown on the signature page hereto.

(c)    Further Assurances.    Both parties agree to execute any additional documents necessary to carry out the purposes of this Agreement.

(d)    Severability.    If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, unenforceable or void, such provision will be enforced to the greatest extent possible and all other provisions of this Agreement will continue in full force and effect.

(e)    Governing Law.    This Agreement will be interpreted and enforced in accordance with California Law as applied to agreements made and performed in California.

(f)    Survival.    The representations and warranties, of the Company set forth in this Agreement shall survive the closing and consummation of the transactions contemplated hereby for a period of ten (10) years from the date hereof.

(g)    Entire Agreement; Successors and Assigns.    This Agreement and the documents and instruments attached hereto constitute the entire agreement between Holder and the Company relative to the subject matter hereof. Any previous agreements between the parties are superseded by this Agreement. Subject to any exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

(h)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)    Headings.    The headings of the Paragraphs of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

(j)    Attorney Fees.    If any action is brought to interpret or enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover its attorneys fees and costs incurred in connection with such action.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered by their duly authorized officers.

THE COMPANY:		NETTAXI.COM

	By:	/s/ Dean Rositano
	Its:	President

HOLDER:		/s/ Robert A. Rositano, Jr. Robert A. Rositano
Address: 12316 Kosich Place Saratoga, CA 95070

[SIGNATURE PAGE OF WARRANT AGREEMENT]

WARRANT

NOTICE OF EXERCISE

To:    Nettaxi.com:

(1)                                          (“Holder”) hereby elects to purchase              shares of Common Stock of                                  (the “Company”) pursuant to the terms of the Warrant Agreement executed by Holder and the Company, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)    Please issue a certificate or certificates representing said shares in the name of Holder or in such other name as is specified below.

HOLDER:	Robert A. Rositano

Address: